Exhibit 10.1

STATE OF NORTH CAROLINA	:
THIRD AMENDMENT OF LEASE
COUNTY OF DURHAM	:

THIS THIRD AMENDMENT OF LEASE (the “Third Amendment” is made and entered into this 28th of May, 2003, by and between UNIVERSITY PLACE PROPERTIES, LLC (hereinafter “Landlord”), and TRIMERIS, INC., a Delaware corporation (hereinafter “Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a lease agreement dated April 15, 1999, Whereby landlord leased to Tenant and Tenant leased from Landlord 21,429 rentable square feet in the building known as Two University Place (the “Building”) located at Two University Place, The Campus at University Place, Durham, Durham County, North Carolina (the “Lease”); and

WHEREAS, pursuant to the First Amendment to Lease dated February 29, 2000, Tenant leased an additional 7,712 rentable square feet from Landlord; and

WHEREAS, pursuant to the Second Amendment to Lease dated January 21, 2002, Tenant exercised it option to extend the term of the Lease on the 21,429 rentable square foot portion of the demised premises, which term is scheduled to expire on September 30, 2005; and

WHEREAS, Tenant has exercised its option to extend the term of the Lease on the 7,712 rentable square foot portion of the demised premises;

NOW, THEREFORE, for and in consideration of the mutual covenants of the Landlord and Tenant and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Tenant has exercised its option to extend the term of the Lease with respect to the 7,712 rentable square foot portion of the demised premises in accordance with the provisions of the First Amendment of Lease. Pursuant thereto, the term on such space shall expire on September 30, 2005.

2. The rent per square foot payable from Tenant to Landlord on the 7,712 rentable square foot portion of the demised premises being extended hereunder shall be equal to the rent per square foot to be paid for the 21,429 rentable square foot portion of the demised premises which is set forth in the Second Amendment to Lease and as follows:

Term	Rent per square foot per year	Monthly Base Rent	Annual Base Rent
November 1, 2003- September 30, 2004	$23.05	$14,813.47	$177,761.60

October 1, 2004- September 30, 2005	$23.74	$15,256.91	$183,082.88

3. Tenant hereby acknowledges that (i) the Lease is in full force and effect and has not been amended, modified or supplemented except as provided for herein, (ii) Tenant has accepted possession of and occupies the Premises under the Lease, (iii) Landlord has performed all of its obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease, (iv) Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease, (v) Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments, (vi) all improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord, (vii) Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements, (viii) Tenant has not assigned the Lease and has not subleased the Premises or any part thereof, and (viii) Tenant acknowledges that any conditions to the enforcement of the Lease have been met and/or satisfied by Landlord, and/or waived by Tenant.

4. Except for any Lease provision expressly modified by this Agreement, any and all other provisions contained in the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment all as of the day and year above .

LANDLORD:

UNIVERSITY PLACE PROPERTIES, LLC,
A North Carolina Limited Liability Company

By:	/s/ STANLEY WORB

TENANT:

TRIMERIS, INC., a Delaware corporation

By:	/s/ M. N. ELLIS

Its:	June 13, 2003